News Release

San Juan Basin Royalty Trust Declares No Cash Distribution for September 2024 and Announces Production Costs in Excess of Proceeds

DALLAS, Texas, September 20, 2024 – Argent Trust Company, as the trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), today reported that it will not declare a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) due to excess production costs for the Trust’s subject interests (“Subject Interests”) during the production month of July 2024, as well as continued low natural gas pricing. Excess production costs occur when production costs and capital expenditures exceed the gross proceeds for a certain period. Excess production costs for this reporting period are due primarily to significant lease operating expenses and capital expenditures associated with Hilcorp San Juan L.P.’s (“Hilcorp”) 2024 capital project plan.

Hilcorp reported $3,905,235 of total revenue from the Subject Interests for the production month of July 2024, consisting of $3,670,009 of gas revenues and $235,226 of oil revenues. For the Subject Interests, Hilcorp reported $6,966,097 of production costs (excluding excess production costs) for the production month of July 2024, consisting of $2,598,942 of lease operating expenses, $413,728 of severance taxes, and $3,953,427 of capital costs.

Hilcorp will charge the excess production costs of approximately $11,517,368 gross ($8,638,026 net to the Trust) to the next month’s distribution. No cash distributions will be made by the Trust until future net proceeds are sufficient to pay Trust liabilities and replenish cash reserves. This month’s Trust administrative expenses totaled $145,121. The decrease in administrative expenses was attributable to differences in timing of the receipt and payment of certain expenses by the Trust. Interest income received by the Trust in the amount of $5,679 will be applied to cover a portion of this month’s Trust administrative expenses, with cash reserves utilized to pay the remaining administrative expenses.

Based upon information provided to the Trust by Hilcorp, gas volumes for the subject interests for July 2024 totaled 1,891,889 Mcf (2,102,099 MMBtu), as compared to 1,828,685 Mcf (2,031,872 MMBtu) for June 2024. Dividing gas revenues by production volume yielded an average gas price for July 2024 of $1.94 per Mcf ($1.75 per MMBtu), as compared to an average gas price for June 2024 of $1.41 per Mcf ($1.27 per MMBtu).

Pursuant to the Amended and Restated Royalty Trust Indenture, dated December 12, 2007 (as amended on February 15, 2024, by the First Amendment to the Amended and Restated Royalty Trust Indenture), the Trustee is authorized to retain, in its sole discretion, a cash reserve for payment of Trust liabilities that are contingent or uncertain or otherwise not currently due and payable. To cover Trust expenses during any period of revenue shortfall, which has resulted and may continue to result from lower commodity prices and increased capital expenditures and lease operating expenses under Hilcorp’s 2024 capital project plan for the Subject Interests, the Trustee increased the cash reserves in March and April of 2024, such that total cash reserves were $1.8 million as of April 30, 2024. Interest income and cash reserves were utilized to pay Trust administrative expenses in each of May, June, July, and August of 2024. This month, cash reserves in the amount of $139,442 will be utilized to cover the balance of Trust administrative expenses which will bring the balance of cash reserves maintained by the Trustee to $1,099,699. Prior to any future distributions to Unit Holders, the Trustee plans to replenish the cash reserves and continue to increase the cash reserves to $2.0 million.

Production from the Subject Interests continues to be gathered, processed, and sold under market sensitive and customary agreements, as recommended for approval by the Trust’s Consultant. The Trustee continues to engage with Hilcorp regarding its ongoing accounting and reporting to the Trust, and the Trust’s third-party compliance auditors continue to audit payments made by Hilcorp to the Trust, inclusive of sales revenues, production costs, capital expenditures, adjustments, actualizations, and recoupments. The Trust’s auditing process has also included detailed analysis of Hilcorp’s pricing and rates charged. As previously disclosed in the Trust’s filings, these revenues and costs (along with all costs) are the subject of the Trust’s ongoing comprehensive audit process by the Trust’s professional consultants and outside counsel to analyze compliance with all the underlying operative Trust agreements and evaluate potential remedies in the event there is suspected non-compliance.

Forward Looking Statements. Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.

Contact: San Juan Basin Royalty Trust

Argent Trust Company, Trustee

Nancy Willis, Director of Royalty Trust Services

Toll-free: (855) 588-7839 or (866) 809-4553

Fax: (214) 559-7010

Website: www.sjbrt.com

Email: royaltytrustgroup@argenttrust.com